UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

DDR Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Shareholders and 2016 Proxy Statement

To the Holders of Common Shares of DDR Corp.:

The 2016 Annual Meeting of Shareholders of DDR Corp. will be held as follows:

WHEN:	• 9:00 a.m. local time, Tuesday, May 10, 2016.

WHERE:	• Offices of DDR Corp. 3333 Richmond Road, Beachwood, Ohio 44122

ITEMS OF BUSINESS:

•  Election of nine Directors.

•   Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•   Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

•   Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on March 15, 2016 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

•  Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

•  Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	• The Company’s 2016 Proxy Statement and 2015 Annual Report to Shareholders are available free of charge at www.proxydocs.com/ddr.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: March 31, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 10, 2016

To Our Shareholders

Dear Fellow Shareholders:

I am pleased to invite you to our Annual Meeting of Shareholders to be held on May 10, 2016 at our corporate offices in Beachwood, Ohio. As we have done in the past, in addition to considering the matters described in our 2016 Proxy Statement, we will present an update regarding the Company’s performance this past year as well as our outlook for the business in 2016 and beyond.

After my first year leading the organization, we are a much stronger company that has successfully navigated a portfolio evolution, effectuated a dramatic shift in our capital allocation strategy and embraced change in our management team and corporate culture. Our operating platform and the efforts of our entire DDR team to foster a culture of excellence continue to produce impressive results, and the many accomplishments we achieved in 2015 were representative of our desire to deliver shareholder value over both the short and long term.

Our high-quality portfolio enabled us to generate strong EBITDA and net asset value growth, and increase our dividend by over 11% compared to 2014. This increase represents the fifth consecutive year of annual dividend growth in excess of 10% while still maintaining a low payout ratio. Our operating platform and portfolio performed exceptionally well, highlighted by our portfolio leased rate of 96.0% at year-end and leasing volume of over 10 million square feet for the sixth consecutive year. We completed over $1.6 billion of acquisitions and dispositions, and focused on owning only the highest quality “dirt” that will continue to appreciate and attract best-in-class retailers. Additionally, we placed $158 million of redevelopments into service at a yield of approximately 10%, materially increasing asset quality and long-term growth expectations. Organic and external growth translated into a blended 4.1% increase in rent per square foot for the portfolio relative to 2014.

We are laser-focused on enhancing shareholder value and maintaining a strong portfolio performance that is sustainable in all economic cycles. I am proud of the successful execution of our strategic plan and I am confident that our continued focus on quality and performance will translate into superior net asset value creation over the long term. We appreciate your support and take very seriously our role as stewards of your capital.

I look forward to seeing you at the Annual Meeting.

Respectfully yours,

DAVID J. OAKES

President and Chief Executive Officer

2016 Proxy Statement Table of Contents

DDR Corp.  ï  2016 Proxy Statement    i

ii    DDR Corp.  ï  2016 Proxy Statement

1. Proxy Summary

This Proxy Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

MEETING DATE, TIME AND LOCATION

TUESDAY, MAY 10, 2016 AT 9:00 A.M. LOCAL TIME

DDR Corp. Offices

3333 Richmond Road

Beachwood, Ohio 44122

PROPOSALS

Proposal		Board Recommendation	Page Reference for More Information
1.	Election of nine Directors.	✓ “For” all nominees	2
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	✓ “For”	16
3.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	✓ “For”	46

VOTING

You may vote if you were a shareholder of record at the close of business on March 15, 2016, the record date for the Annual Meeting. We will begin mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and letter from our President and Chief Executive Officer, along with the accompanying Proxy Card on or about March 31, 2016 to all shareholders entitled to vote.

You may vote your shares in person at the Annual Meeting or vote by proxy in any of the following ways:

By Internet	By Telephone	By Mail

Go to: www.investorvote.com/ddr or the web address on your Proxy Card	Dial toll free: 1-800-652-8683	Sign the enclosed Proxy Card and return by pre-paid postage envelope

DDR Corp.   ï  2016 Proxy Statement    1

2. Proposal One: Election of Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the nine Director nominees of DDR Corp. (DDR or Company). If any of the nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of the Board remains unchanged, then our Board of Directors (Board) intends that proxies will be voted for the election of a substitute nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee.

BOARD RECOMMENDATION:

“For” All Nine Director Nominees

Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote FOR the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified.

Director Since: 2000 Age: 60 Independent: Yes Committees: • Nominating and Corporate Governance Committee (Chair) • Dividend Declaration Committee • Pricing Committee

TERRANCE R. AHERN — Chairman of the Board, DDR Corp. and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (PREA), the National Association of Real Estate Investment Trusts (NAREIT), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 25 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

2    DDR Corp.  ï  2016 Proxy Statement

Age: 67 Independent: Yes

THOMAS F. AUGUST — Lead Director, DCT Industrial Trust Inc. (industrial real estate investment trust)

Background: Mr. August is Lead Director of DCT Industrial Trust Inc. (DCT), an industrial real estate investment trust (REIT). DCT has announced that Mr. August has been designated to serve as Chairman of the Board following the DCT annual meeting of shareholders in May 2016. Mr. August retired from Equity Office Property Trust (EOP) as of December 31, 2015. He served as President and Chief Executive Officer of EOP from July 2010 and served from October 2009 to July 2010 as its Chairman. EOP is a REIT controlled by The Blackstone Group and is one of the largest owners and managers of office properties in the United States. He remains on the board of directors of EOP. Mr. August previously served as president, chief executive officer, and a trustee of Prentiss Properties Trust, an office REIT, from 1996 until its acquisition in 2006. Mr. August held other executive roles, including chief financial officer, at Prentiss since 1987. Mr. August also has served in various executive roles with Cadillac Fairview Urban Development, Inc., Oxford Properties, Inc., Behringer Harvard REIT I, Inc. and Citibank. Mr. August holds a bachelor’s degree from Brandeis University and an M.B.A. degree from Boston University.

Qualifications: Mr. August has more than 40 years of experience in the real estate industry, including prior experience as the chief executive officer of a publicly-traded REIT. We believe his industry experience provides him with valuable insight into key concerns of our board of directors and the issues and opportunities most relevant to public real estate companies.

Director Since: 2009 Age: 57 Independent: No (see page 7) Committee: • Dividend Declaration Committee

DR. THOMAS FINNE — Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)

Background: Dr. Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Qualifications: Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His current and past service on the board of directors of international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

DDR Corp.   ï  2016 Proxy Statement    3

Director Since: 2000 Age: 64 Independent: Yes Committees: • Executive Compensation Committee (Chair) • Audit Committee

ROBERT H. GIDEL — Managing Member, Liberty Partners, LLC (real estate investments)

Background: Mr. Gidel has been the Managing Member of Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. Mr. Gidel has served on the Board of Directors of Nationstar Mortgage Holdings, Inc. since 2012 and was Chairman of Florida Polytechnic University’s Board of Trustees from 2012 to 2014. Mr. Gidel was President of Ginn Development Company, LLC, one of the largest privately-held developers of resort communities and private clubs in the Southeast, from July 2007 until April 2009. Mr. Gidel was Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. Until January 2007, he was a member of the Board of Directors and Lead Director of Global Signal Inc., a real estate investment trust. He was a Trustee of Fortress Registered Investment Trust and a Director of Fortress Investment Fund II, LLC from 1999 to 2012, both of which were registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the Board of Directors of U.S. Restaurant Properties, Inc. until 2005 and a member of the Board of Directors of American Industrial Properties REIT until 2001. Mr. Gidel was elected a NASD Fellow and is on the Board of Directors of University of Florida Investment Corporation.

Qualifications: Through his leadership of two public REITs and five private REITs, as well as his service on the board of directors of several public REITs, Mr. Gidel provides our Board with extensive knowledge of the real estate industry, the development and implementation of corporate strategies, risk assessment, corporate finance and governance matters. His experience as a senior manager of several real estate companies enables him to make significant contributions to our Board.

Director Since: 2002 Age: 64 Independent: Yes Committees: • Executive Compensation Committee • Nominating and Corporate Governance Committee

VICTOR B. MACFARLANE — Managing Principal, Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Managing Principal, Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 30 years of real estate experience. He sits on the Boards of Directors of the Robert Toigo Foundation and the Real Estate Executive Council. He also serves on the Board of Advisors for the UCLA School of Law and the board facilities committee of Stanford Hospital & Clinics. He is a member and former Trustee of the Urban Land Institute (ULI); a member and former Director of PREA; and a member of the International Council of Shopping Centers (ICSC), the Chief Executives Organization and the World Presidents’ Organization.

Qualifications: Mr. MacFarlane brings to our Board nearly three decades of experience as a chief executive officer of a real estate advisory firm and over 30 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

4    DDR Corp.  ï  2016 Proxy Statement

Director Since: 2015 Age: 38 Independent: No Committees: • Dividend Declaration Committee (Chair) • Pricing Committee (Chair)

DAVID J. OAKES — President and Chief Executive Officer, DDR Corp.

Background: Mr. Oakes is President and Chief Executive Officer of DDR, a position he assumed on February 10, 2015. He previously served as President and Chief Financial Officer since January 2013, prior to that as Senior Executive Vice President and Chief Financial Officer since February 2010, and prior to that as Chief Investment Officer since April 2007. During his tenure at DDR, Mr. Oakes has overseen the Company’s operations, capital markets, transactions, budgeting, tax, investor relations, funds management, accounting, corporate governance, and compensation and benefits functions. In addition to his other duties and responsibilities, Mr. Oakes chairs the Company’s executive compensation, enterprise risk management, real estate committee, and investment committee.

Prior to joining DDR, Mr. Oakes served as Senior Vice President and Portfolio Manager at Cohen & Steers Capital Management. In his role, he oversaw the firm’s global and international real estate securities portfolios for the oldest and largest dedicated real estate securities fund manager. Previously he worked as a Research Analyst in global investment research at Goldman Sachs, where he covered U.S. REITs.

Mr. Oakes earned his bachelor’s degree at Washington University and is a CFA charterholder. He is a member of NAREIT, ICSC, and the New York Society of Securities Analysts. Mr. Oakes is also a board member of The Gathering Place, a nonprofit dedicated to helping individuals and families affected by cancer.

Qualifications: During his years of service to the Company, Mr. Oakes has gained a comprehensive knowledge of the critical internal and external opportunities and challenges facing the Company and the real estate industry as a whole. His prior experience as a REIT analyst and as a member of the Company’s senior management, including his current role as Chief Executive Officer, make him an invaluable member of the Board of Directors.

Director Since: 2015 Age: 48 Independent: No (see page 7)

ALEXANDER OTTO — Chief Executive Officer, ECE Projektmanagement G.m.b.H. & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Projektmanagement G.m.b.H. & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford and studied at Harvard University and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of publicly traded companies Deutsche EuroShop AG and Sonae Sierra Brasil S.A., as well as the privately held companies Otto Group and Peek & Cloppenburg KG. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (“Vibrant City”) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: As chief executive officer of a major international commercial real estate developer and management company, Mr. Otto brings over 20 years of experience in the global retail real estate industry to our Board. Mr. Otto’s professional experience, including his leadership positions within the real estate and retail industries, enable him to contribute to our Board’s emphasis on corporate strategy, optimizing operations, enhancing tenant relationships and focus, and strengthening management.

DDR Corp.   ï  2016 Proxy Statement    5

Director Since: 2004 Age: 58 Independent: Yes Committees: • Audit Committee (Chair) • Pricing Committee

SCOTT D. ROULSTON — Managing Director, MAI Capital Management, LLC (investment advisor)

Background: Mr. Roulston is Managing Director of MAI Capital Management, LLC (MAI), a position which he has held since 2013. MAI is a registered investment advisor. He is a Trustee of the Ohio Police and Fire Pension Fund. He was Managing Director at Burdette Asset Management, a private equity fund manager, from 2011 to January 2013. From 1990 to 2010, he was Chief Executive Officer of Roulston & Company, a firm that provided investment research and management, and its successor firm, Fairport Asset Management. He is Director and Chairman of Bluecoats, Inc. and a Director of University Circle, Inc. He is a former Director of Defiance, Inc., where he served as Chair of the Compensation Committee and member of the Audit Committee. Mr. Roulston is a graduate of Dartmouth College.

Qualifications: In addition to his past experience on the board of directors of both public and private companies, including on the audit committee of a public company, Mr. Roulston contributes his insights as a leader of an asset management and private equity company, and a trustee of a major public pension fund. This experience has provided him with extensive knowledge of the issues involved with the review and analysis of financial statements, as well as capital markets and the development and implementation of corporate strategy.

Director Since: 1998 Age: 60 Independent: Yes Committee: • Executive Compensation Committee

BARRY A. SHOLEM — Partner, MSD Capital, L.P. (family investment office)

Background: Mr. Sholem became a partner of MSD Capital, L.P., the family office of Michael and Susan Dell, and head of its real estate fund in July 2004. From 1995 until 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a Managing Director at Credit Suisse First Boston. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs in its New York and Los Angeles offices. Mr. Sholem is active in ULI (CRC Silver Council), ICSC, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

Qualifications: Years of experience leading the real estate groups of investment firms gives Mr. Sholem a unique perspective on the business and operations of the Company. In addition, he brings a broad understanding of the social and political issues facing the Company through his involvement with ULI and ICSC.

6    DDR Corp.  ï  2016 Proxy Statement

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family, purchased 40,000,000 common shares, which we refer to as the Purchased Shares. In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of directors. In accordance with the investor rights agreement, Dr. Finne has been proposed by Mr. Otto and subsequently nominated and elected to our Board annually since 2009. Beginning in 2015, Mr. Otto has designated himself as the second person to be nominated by our Board pursuant to the investor rights agreement. Although pursuant to the investor rights agreement Mr. Otto was entitled to recommend one individual for nomination to the Board as of the record date, the Nominating and Corporate Governance Committee recommended, and the Board approved, nominating both Mr. Otto and Dr. Finne as Directors at the 2016 Annual Meeting.

In April 2014, we sold our 50% ownership interest in a joint venture which, directly or indirectly, owned certain assets in Brazil to Mr. Otto and his affiliates. Because Mr. Otto and Dr. Finne are employees or affiliates of either certain of the entities that purchased the Company’s joint venture interest or affiliates of such purchasing entities, Mr. Otto and Dr. Finne are not currently deemed independent under the Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) rules.

Independent Directors

Our Board has affirmatively determined that all of the Directors who served during 2015, as well as all nominees for election at our Annual Meeting (except for Mr. Otto, Dr. Finne and Mr. Oakes), are independent within the meaning of the rules of the NYSE and, as applicable, the rules of the SEC, including with respect to service on the Executive Compensation Committee and the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or nominee has with us (either directly or indirectly), and only those Directors or nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

DDR Corp.   ï  2016 Proxy Statement    7

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to our Secretary, David E. Weiss, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and Corporate Governance Committee considers those guidelines described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” The Nominating and Corporate Governance Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination. In connection with the nomination of Mr. August, the Nominating and Corporate Governance Committee utilized the services of Ferguson Partners L.P., which recommended Mr. August for nomination.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections. An election is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “for” or “against” the Director’s election and an affirmative majority of the total number of votes cast “for” or “against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Cumulative Voting

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary, or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect. If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

8    DDR Corp.  ï  2016 Proxy Statement

3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-employee, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

• Ensure that our Board fulfills its oversight and governance responsibilities;
• Consult and advise on any operational matters as requested by our Chief Executive Officer;
• Coordinate the Board’s self-assessment and evaluation process;
• Serve as liaison between the Company’s management and the non-management Directors;
• Coordinate the Board’s annual review and input to the Company’s strategic plan;

•       Assist the Nominating and Corporate Governance Committee on corporate governance matters such as the nomination of Board members, committee membership and rotation, and management succession planning;

• Preside over meetings of our shareholders; and
• Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our Chief Executive Officer, recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2015, our Board held five meetings and undertook one written action. In 2015, all Directors attended 100% of the meetings of our Board with the exception of a Director who was absent for one meeting due to international travel. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our then current Directors nominated for election attended the Annual Meeting of Shareholders in May 2015. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year.

Committees of Our Board

During 2015 and during 2016 prior to our Annual Meeting, our Board established each of the committees described below. The information regarding our committees set forth below reflects the participation of (i) Mr. Craig Macnab and Ms. Rebecca L. Maccardini, who served on our Board during 2015 prior to the 2015 Annual Meeting but were not nominated for election to our Board at our 2015 Annual Meeting, (ii) Mr. Oakes, who was elected to our Board in February 2015, and (iii) Mr. James C. Boland, who currently serves as a Director, but was not nominated for election to our Board at the 2016 Annual Meeting. Our Board has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and

DDR Corp.   ï  2016 Proxy Statement    9

Corporate Governance Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.ddr.com, under “Governance” in the “Investors” section. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

AUDIT COMMITTEE

Members: • Mr. Roulston (Chair) • Mr. Boland • Mr. Gidel (commencing May 12, 2015) • Ms. Maccardini (prior to May 12, 2015)

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; our enterprise risk management policies and procedures; and prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as independence is defined in the rules and regulations of the SEC and the NYSE listing standards in accordance with our Corporate Governance Guidelines. Our Board has determined that each member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.

Meetings: The Audit Committee held ten meetings in 2015. All members attended 100% of the meetings.

EXECUTIVE COMPENSATION COMMITTEE

Members: • Mr. Gidel (Chair) • Mr. Boland • Mr. MacFarlane • Mr. Sholem

Responsibilities: Among other responsibilities, the Executive Compensation Committee reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the Company’s compensation and executive benefit plans, including those under which such executive officers and Directors receive benefits; reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The Chief Executive Officer provides to the Executive Compensation Committee recommendations regarding compensation for executive officers other than himself for approval by the committee, and the Executive Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Executive Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Executive Compensation Committee deems appropriate.

Independence: All of the members of the Executive Compensation Committee are independent as independence is defined in rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Executive Compensation Committee, in accordance with our Corporate Governance Guidelines.

Meetings: The Executive Compensation Committee held two meetings in 2015. All members attended 100% of the meetings.

10    DDR Corp.  ï  2016 Proxy Statement

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: • Mr. Ahern (Chair) (commencing May 12, 2015) • Mr. MacFarlane • Mr. Macnab (prior to May 12, 2015)

Responsibilities: The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance with, and reviews and makes recommendations regarding any waivers under, our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and Corporate Governance Committee are independent as independence is defined in the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

Meetings: The Nominating and Corporate Governance Committee held five meetings in 2015. All members attended 100% of the meetings.

DIVIDEND DECLARATION COMMITTEE

Members: • Mr. Oakes (Chair) (commencing February 10, 2015) • Mr. Ahern (commencing May 12, 2015) • Dr. Finne • Mr. Macnab (prior to May 12, 2015)

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee held one meeting in 2015 and all members attended this meeting. The Dividend Declaration Committee also took written action on four occasions in 2015.

PRICING COMMITTEE

Members: • Mr. Oakes (Chair) (commencing February 10, 2015) • Mr. Ahern • Mr. Roulston

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee (or duly appointed subcommittee thereof) took written action on two occasions in 2015.

DDR Corp.   ï  2016 Proxy Statement    11

Risk Oversight

With a Board comprised of management, independent Directors and non-independent Directors, members of our Board bring a variety of perspectives to address risks faced by our Company. Our Board’s role in enterprise risk management (ERM) includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic and compliance risks. The Company has an ERM Committee, comprised of senior management and chaired by the Chief Executive Officer, which meets regularly to address risk and risk mitigation strategies. The Chair of the Audit Committee is invited to attend and participate in ERM Committee meetings. The Audit Committee assists our Board in its oversight responsibilities by, among other matters, reviewing reports prepared by the ERM Committee, reviewing our policies and procedures with respect to risk assessment, risk management, risk monitoring and risk mitigation and working with the other committees of our Board to identify additional risks related to the committees’ respective areas of expertise. The Chair of the relevant committee consults with the Audit Committee regarding the committee’s findings regarding the identified risks and the committee’s proposals to address such risks. The Audit Committee then reports, on at least an annual basis, to our full Board on the Company’s ERM program. This enables our Board and its committees to coordinate their risk oversight role, particularly with respect to interrelated risks. More information concerning the Company’s ERM program can be found on our website at www.ddr.com, under “Enterprise Risk Management” in the “About Us” section under “News.”

Compensation of Directors

Director Compensation Program

During 2015, the non-employee Directors were compensated in the form of an annual cash retainer and an annual stock retainer, as shown below, in order to better align the interests of our Directors and our shareholders.

Component	Annual Amount	Payable
Annual Stock Retainer	Grant of 8,000 common shares	Upon election at the annual meeting of shareholders
Annual Cash Retainer	$50,000	Quarterly in cash or common shares, at the director’s election

Non-employee Directors are paid fees for service on certain committees as set forth below and for service as the Chairman of the Board. The Director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chairman of the Board in quarterly installments in the form of cash or common shares, at a Director’s election. Each Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the Directors’ duties.

	Annual Fee
Committee	Chair ($)	Member ($)
Audit Committee	40,000	25,000
Executive Compensation Committee	40,000	25,000
Nominating and Corporate Governance Committee	30,000	20,000
Dividend Declaration Committee	—	—
Pricing Committee	—	—

12    DDR Corp.  ï  2016 Proxy Statement

2015 Director Compensation

In accordance with the compensation program described above, the non-employee Directors received the following compensation during 2015:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Terrance R. Ahern	175,023	141,200	316,223
James C. Boland	100,000	141,200	241,200
Thomas Finne	50,000	141,200	191,200
Robert H. Gidel	102,500	141,200	243,700
Volker Kraft(3)	25,000	—	25,000
Rebecca L. Maccardini(3)	37,500	—	37,500
Victor B. MacFarlane	95,020	141,200	236,220
Craig Macnab(3)	40,027	—	40,027
Alexander Otto	25,000	141,200	166,200
Scott D. Roulston	90,000	141,200	231,200
Barry A. Sholem	75,000	141,200	216,200

(1)	All of the fees or stock awards listed for Messrs. Ahern, MacFarlane and Macnab were deferred into the Directors’ Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(2)	The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), for stock awards granted to the non-employee Directors in 2015, based upon the closing price of our common shares on May 15, 2015.

(3)	Dr. Kraft, Ms. Maccardini, and Mr. Macnab served on the Board prior to May 12, 2015, but were not nominated for election at our 2015 Annual Meeting.

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer the receipt of all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as permitted by the plan administrators) at a date determined by the participant at the time a deferral election is made. Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. During their terms as Directors, Messrs. Ahern, Boland, MacFarlane, and Roulston have deferred compensation represented by the following number of units as of December 31, 2015:

Name	Number of Units under the Directors’ Deferred Compensation Plan	Value of Units ($)(1)
Terrance R. Ahern	204,284	3,440,146
James C. Boland	22,378	376,852
Victor B. MacFarlane	140,420	2,364,681
Scott D. Roulston	26,375	444,160

(1)	Based on the closing price of our common shares on December 31, 2015.

DDR Corp.   ï  2016 Proxy Statement    13

Equity Deferred Compensation Plan

During their terms as Directors prior to 2006, Messrs. Ahern and MacFarlane also had the right to defer the vesting of restricted shares pursuant to the Company’s Equity Deferred Compensation Plan. Vested deferred stock units under the Equity Deferred Compensation Plan will not be distributed to participants until the end of the deferral period selected by each participant. Both Messrs. Ahern and MacFarlane had 1,029 units deferred under this plan valued at $17,328 based on the closing price of our common shares on December 31, 2015.

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer fee paid to a Director. This ownership requirement must be met no later than the fifth anniversary of the June 1st following the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, or, if the Director is elected or appointed to our Board other than at an annual meeting, the date such Director has received compensation for five years of service, and on each June 1st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors because we want to have the interests of our non-employee Directors aligned with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each non-employee Director is required to own one-fifth, two-fifths, three-fifths, and four-fifths of the requisite value of common shares and common share equivalents on the date such Director has received compensation for one, two, three, and four years of service as a Director, respectively. Unvested restricted shares and common shares units deferred by Directors into our deferred compensation plans constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2015.

14    DDR Corp.  ï  2016 Proxy Statement

Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 7, 2016, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our Director nominees, (3) our named executive officers, and (4) our current executive officers, Directors, and Director Nominees as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

Directors, Director Nominees and Management	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)
David J. Oakes	620,698(1)(2)(3)	*
Terrance R. Ahern	187,031(1)(4)	*
Thomas F. August	10,000	*
James C. Boland	45,611(4)	*
Thomas Finne	38,423	*
Paul W. Freddo	361,301(3)(5)	*
Robert H. Gidel	59,954(6)	*
Victor B. MacFarlane	9,728(1)(4)	*
Alexander Otto	57,425,241(7)	15.7
Luke J. Petherbridge	85,343(3)(8)	*
Scott D. Roulston	5,111(4)	*
Barry A. Sholem	114,950	*
Christa A. Vesy	145,870(3)(9)	*
All Executive Officers, Directors and Director Nominees as a Group (13 persons)	59,109,261	16.2

*	Less than 1%

(1)	Does not include 356,418; 1,029 and 1,029 stock units credited to the accounts of Messrs. Oakes, Ahern, and MacFarlane, respectively, with respect to restricted common shares that would have vested pursuant to their terms but were deferred to the Company’s Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(2)	Includes 424,813 common shares subject to options exercisable on or prior to May 6, 2016.

(3)	Does not include 24,908; 13,008 and 13,516 restricted stock units (RSUs) credited to the accounts of Messrs. Oakes, Freddo and Petherbridge, respectively, and 4,588 RSUs credited to the account of Ms. Vesy, which RSUs will vest in future periods pursuant to their terms. These RSUs were granted in 2016 for the 2015 performance year. Each unit is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares.

(4)	Does not include 190,680; 22,611; 143,381 and 26,650 stock units credited to the accounts of Messrs. Ahern, Boland, MacFarlane, and Roulston, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(5)	Includes 169,688 common shares subject to options exercisable on or prior to May 6, 2016.

(6)	Includes 59,954 common shares owned by a limited liability company in which Mr. Gidel and his wife each has a one-half interest.

(7)	For Information regarding Mr. Otto’s beneficial ownership, see “Security Ownership of Certain Beneficial Owners.”

(8)	Includes 28,117 common shares subject to options exercisable on or prior to May 6, 2016.

(9)	Includes 55,952 common shares subject to options exercisable on or prior to May 6, 2016.

DDR Corp.   ï  2016 Proxy Statement    15

4. Proposal Two: Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2016 Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Executive Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Executive Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2017 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“For” the Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

2015 Executive Compensation Program

We believe you should vote “FOR” the approval of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to help us:

•

Pay-for-performance, by providing incentives to our named executive officers to deliver a superior total return to shareholders in the form of share price appreciation and dividend policy as a result of superior operational performance and execution; and

•

Attract and retain leading industry talent, who will be able to deliver superior returns by adopting and executing a strategy that provides opportunity to retailers, complements our core competencies and enables us to take advantage of new business opportunities.

16    DDR Corp.  ï  2016 Proxy Statement

For 2015, as further described under the section captioned “Compensation Discussion and Analysis,” we made executive compensation decisions to help us reward the achievement of our financial and strategic objectives by linking these decisions to our key performance metrics of:

•	Same Store EBITDA Growth;
•	Relative and Absolute Total Shareholder Return; and
•	Achievement of individual performance objectives.

We believe you should vote “FOR” the compensation of our named executive officers because the compensation actually earned by our named executive officers for 2015 performance, as described in this Proxy Statement, was aligned with both our pay-for-performance philosophy and our actual 2015 performance.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Proxy Statement for the 2016 Annual Meeting of Shareholders for filing with the SEC.

Executive Compensation Committee

Robert H. Gidel, Chair

James C. Boland

Victor B. MacFarlane

Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Executive Compensation Committee.

DDR Corp.   ï  2016 Proxy Statement    17

5. Compensation Discussion and Analysis

Executive Summary

In this section of the Proxy Statement, we explain and discuss our 2015 executive compensation program that applied to our named executive officers. We also describe the principles underlying our named executive officer compensation policies and practices. In addition, we outline our named executive officer compensation decisions for 2015 in light of the performance of the Company and our executive management team. In summary, we explain and demonstrate our pay-for-performance compensation philosophy.

Continued Execution of Our Prime Business Strategy in 2015

Management’s core business strategy in 2015, with the support of the Company’s Board, continued to be based upon a comprehensive strategic plan that places emphasis on consistency in operational excellence and capital allocation, with a focus on creating long-term shareholder value and growing net asset value. We are committed to this strategic plan, which we have described as our “prime” business strategy. Pursuant to our prime business strategy, we are focused on the following three key objectives:

Strategy	Objective
Prime Portfolio	Operate a prime portfolio, which means focusing on “prime properties,” which are market-dominant shopping centers populated by moderate- to budget-priced retailers with strong credit profiles and growing market shares.
Prime Operating Platform	Maintain a prime operating platform, which means improving property operating fundamentals, such as increasing the cash flow from our properties, and fostering talent within the organization.
Prime Balance Sheet	Establish and maintain a prime balance sheet, which means reducing risk, extending debt duration, and strengthening our credit metrics.

Compensation Program Complements Business Strategy

Our compensation program complements our strategy through a combination of (1) an annual operating performance metric (Same Store EBITDA Growth), annual absolute and relative total shareholder return (TSR) metrics and individual objectives, and (2) long-term metrics tied to DDR’s absolute and relative share price performance. The program provides significant upside potential for the Company’s management team as well as downside risk (for example, no annual incentive award is paid if performance is below the “threshold” level). At the same time, both the annual and long-term compensation programs encourage the development and execution of a sustainable long-term value-adding business plan without undue risk-taking.

18    DDR Corp.  ï  2016 Proxy Statement

Annual Incentive Compensation

During 2015, our annual performance-based incentive compensation program was based upon the following four metrics, which are described in further detail below:

Annual Incentive Compensation Metrics
Metric	Description
Same Store EBITDA Growth	Year-over-year growth rate of EBITDA(1) generated from assets owned, in whole or in part, for at least two consecutive fiscal years.
Relative TSR	Total annual shareholder return relative to a defined peer group of retail REITs.
Absolute TSR	Total annual shareholder return as compared to a defined targeted performance level.
Individual Performance	Evaluation of the executive’s achievement of individual performance objectives.

(1)	EBITDA means Earnings Before Interest, Taxes, Depreciation and Amortization.

Based on a review of our performance as measured by these metrics, we paid 2015 performance-based incentive compensation to each of the following individuals (who are our named executive officers for 2015) for performance at the following achievement levels (as further discussed below):

Named Executive Officer	Title	Overall Achievement Level
David J. Oakes	Chief Executive Officer (effective February 2015) and President	Between Threshold and Threshold+
Luke J. Petherbridge	Chief Financial Officer (effective March 2015) and Treasurer	Between Threshold+ and Target
Paul W. Freddo	Senior Executive Vice President of Leasing and Development	Between Threshold+ and Target
Christa A. Vesy	Executive Vice President and Chief Accounting Officer	Between Target and Target+

Long-Term Incentive Program

Consistent with the Company’s long-term incentive program philosophy, the Executive Compensation Committee (Committee) recommended, and the Board adopted, the 2013 Value Sharing Equity Program (2013 VSEP), which commenced on January 1, 2013 and ended on December 31, 2015, as our performance-based, long-term equity incentive program. This program replaced the predecessor Value Sharing Equity Program, which ended on December 31, 2012 (which program, along with the 2013 VSEP, is referred to herein as the VSEP). The 2013 VSEP consisted of two components, an “absolute performance” metric (to which one-third of the potential program payouts were subject) as well as a “relative performance” metric (to which two-thirds of the potential program payouts were subject). The 2013 VSEP is further described below under the section entitled “2013 Value Sharing Equity Program.” For information regarding the new Value Sharing Equity Program implemented for the 2016-2018 performance period, see the section entitled “2016 Value Sharing Equity Program” below.

Consideration of 2015 Say-on-Pay Voting Results

At our 2015 Annual Meeting, we received nearly 99% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. Our Board and Committee considered these voting results in connection with their review of the Company’s compensation program during 2015. The Committee and Gressle & McGinley LLC (Gressle & McGinley), the Committee’s compensation consultant, specifically discussed the voting results when reviewing and considering any potential changes to our named executive officer compensation program for 2015. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer pay program, and chose to not make any substantial

DDR Corp.   ï  2016 Proxy Statement    19

changes to the existing program for 2015 specifically in response to the 2015 Say-on-Pay voting results. The Committee will, however, continue to explore from time to time various executive pay and corporate governance changes with Gressle & McGinley to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market. Based on its prior recommendation, our Board will continue to hold annual Say-on-Pay votes at our annual meeting of shareholders.

Total Direct Compensation for 2015

Based upon the performance of the Company during 2015, the named executive officers for 2015 were awarded “total direct compensation” as presented in the following table. Total direct compensation includes amounts for base salary, long-term incentive compensation and promotional awards (if applicable) in the form of restricted stock, and annual performance-based incentive compensation in the form of cash, RSUs (which are settled in common shares) and options awarded for 2015, the year to which the performance relates. This table does not include all of the items required by the rules of the SEC to be reported in the 2015 Summary Compensation Table, and does not report compensation elements or amounts in the same manner as required under the rules of the SEC. Therefore, this table should not be viewed as a replacement or substitute for the 2015 Summary Compensation Table or other compensation tables set forth under the section entitled “Executive Compensation Tables and Related Disclosure.”

Total Direct Compensation for 2015(1)
Named Executive Officer	Base Salary ($)	Annual Cash Incentive ($)(2)	Annual RSU Incentive ($)(3)	Annual Stock Option Incentive ($)(4)	VSEP Award ($)(5)	Promotional Award ($)(6)	TOTAL ($)
David J. Oakes	591,875	676,400	541,126	135,284	—	500,009	2,444,694
Luke J. Petherbridge	362,503	347,750	278,261	69,555	—	378,800	1,436,869
Paul W. Freddo	440,000	334,694	267,802	66,941	—	—	1,109,437
Christa A. Vesy	298,541	131,382	94,455	23,610	—	—	547,988

(1)	Total direct compensation consists solely of (a) the actual base salary paid for 2015, (b) the annual cash incentive compensation earned for 2015 performance, (c) the annual RSU awards and stock options earned based on 2015 performance, (d) the 2013 VSEP awards issued during 2015, and (e) any promotional award, in each case if applicable.

(2)	Annual cash incentive compensation earned for 2015 was paid in March 2016.

(3)	The annual RSU incentive value reflects RSUs awarded for 2015 performance and is shown based on the grant date fair value as of March 3, 2016 for Mr. Oakes and February 23, 2016 for the other named executive officers. The award is subject to service-based vesting in 20% increments with 20% settled in common shares on the date of grant and the remaining RSUs vesting on the four following anniversaries of the grant date. The amount shown does not include restricted stock granted in prior years that vested during 2015.

(4)	The annual stock option incentive value reflects stock options awarded for 2015 performance and is shown based on the grant date fair value (determined by a Black-Scholes valuation), as of March 3, 2016 for Mr. Oakes and February 23, 2016 for the other named executive officers. These stock options may have future value or no value based on DDR’s stock price being above or below the strike price ($17.38 in the case of Mr. Oakes and $16.47 for the other named executive officers) for the stock options. The stock options are subject to service-based vesting in one-third increments over three years beginning on the first anniversary of the grant date. This amount does not include stock options granted in prior years that vested during 2015.

(5)	This column reflects the fact that no 2013 VSEP awards of restricted stock were earned during 2015 under the terms of the 2013 VSEP.

(6)	An equity award of 25,589 restricted shares was granted to Mr. Oakes on February 10, 2015 in connection with his promotion to Chief Executive Officer with a grant date fair value of $19.54 per share, which shares vested in full on April 1, 2015. An equity award of 20,000 restricted shares was granted to Mr. Petherbridge in connection with his promotion to Chief Financial Officer on March 1, 2015 with a grant date fair value of $18.94 per share, which shares vest in 20% increments beginning on the date of grant and continuing on the four following anniversaries of the grant date.

20    DDR Corp.  ï  2016 Proxy Statement

2015 Compensation Program Design

Compensation Philosophy and Objectives

The Committee believes that our compensation packages should provide an incentive to our named executive officers to deliver a superior return to shareholders. Our compensation program rewards management for not only delivering these superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Management and the Board have consciously eschewed short-term decisions that may have resulted in inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhanced net asset value.

Key Annual Performance-Based Incentive Compensation Metrics

Same Store EBITDA Growth Metric. We continue to use Same Store EBITDA Growth as our key operational performance metric for our 2015 annual incentive compensation program. We believe Same Store EBITDA Growth is an effective way to measure our performance both externally for the investment community and internally for all of our employees. EBITDA includes all overhead and administrative costs, but excludes interest expense, interest income and other non-operating items, such as the gain or loss on the sale of properties and asset impairments. Same Store EBITDA is further defined as EBITDA from wholly-owned and joint venture properties and other investments that we have owned for at least two consecutive fiscal years. Same Store EBITDA Growth is important to our investors and us because it captures key property value drivers, such as occupancy rates, rental rates, and property expenses, and it also includes fee income, and general and administrative expenses. At the same time, Same Store EBITDA is not impacted by financing decisions or current year acquisitions or dispositions, and is a performance measure less prone to influence by financial and other strategies that rely on short-term debt and increased risk. Use of this performance metric fits well with our compensation philosophy described above. Of further importance, every incentive-eligible employee can contribute to, and is significantly focused on, Same Store EBITDA Growth through our annual performance-based incentive compensation program.

Similar to prior years beginning in 2010, the Committee adopted a target annual growth rate for Same Store EBITDA for 2015 as set forth below. It is the Committee’s view that if management’s objective is to grow Same Store EBITDA year-over-year, it can produce strong annual performance while making decisions that are in the best long-term interest of the Company and its shareholders.

Achievement of our Same Store EBITDA Growth goal was measured on a scale from a “none” level (i.e., no award) for performance that is “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities with respect to the Same Store EBITDA Growth metric are set forth in the following table:

Performance Level	Same Store EBITDA Growth YoY (%)(1)	Award Level
Superior	3.500	Maximum
Target+	2.875	Target+
Target	2.250	Target
Threshold+	1.625	Threshold+
Threshold	1.000	Threshold
Below Expectations	<1.000	None
(1)	Growth in Same Store EBITDA between these levels is interpolated when calculating incentive compensation based on the Same Store EBITDA Growth metric. (For this table, “YoY” means year-over-year.)

For 2015, the Committee also retained the discretion to adjust the Same Store EBITDA Growth award level based on the Company achieving an Operating Funds from Operations (OFFO) performance level. In particular, the Committee set $1.22 per share of OFFO as the Company’s target performance level. The Committee retained the right to reduce the Same Store EBITDA Growth award level if the Company’s OFFO performance level was

DDR Corp.   ï  2016 Proxy Statement    21

below the Same Store EBITDA Growth performance level. Because the Company generated OFFO for 2015 that exceeded the Company’s target performance level, the Committee made no adjustment to the Same Store EBITDA Growth award level.

Relative TSR Metric. In addition to Same Store EBITDA Growth, the Committee also placed continued emphasis on delivering TSR relative to an identified group of peers (TSR peer group) as measured through Relative TSR. Relative TSR is expressed as a percentage return on an investment in our common shares compared to TSR on an investment in the common shares of each company in our TSR peer group assuming a one-year hypothetical investment and assuming the reinvestment of all dividends.

For 2015, the Committee utilized a TSR peer group as set forth below and also included the FTSE NAREIT Equity REITs Index of the FTSE International Limited NAREIT U.S. Real Estate Index Series (FTSE NAREIT Equity REIT Index). The particular companies in the TSR peer group were chosen because these retail REITs generally have business models similar to ours and are the companies we compete with for tenants, assets, capital and talent. We believe that over time, superior execution should lead to superior Relative TSR. We do not use the TSR peer group for determining the other elements or levels of compensation opportunities provided to our named executive officers.

The one-year TSR performance of the TSR peer group (including the Company) as of December 31, 2015 is as follows:

DDR Peer Group Relative Total Shareholder Return
Rank	Award Level	Peer Group	2015 Total Shareholder Return
1	Maximum	Federal Realty Investment Trust	12.3%
2	Target+	Regency Centers Corporation	10.0%
3		Kimco Realty Corporation	9.4%
4	Target	Brixmor Property Group Inc.	7.8%
5		FTSE NAREIT Equity REIT Index	3.2%
6	Threshold+	Weingarten Realty Investors	3.2%
7	Threshold	DDR Corp.	(4.4)%
8	None	Retail Properties of America, Inc.	(7.4)%

Absolute TSR Metric. The Committee also relied on the measurement of Absolute TSR as an annual performance metric. This Absolute TSR metric measures the annual return on an investment in our common shares made at the beginning of the calendar year, assuming the reinvestment of dividends, as compared to the value of that investment at the end of the year.

Achievement of our Absolute TSR growth award level was measured on a scale from a “none” level (i.e., no award) for performance that is “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities with respect to the Absolute TSR metric are set forth in the following chart:

Performance Level	Absolute TSR Growth (%)	Award Level
Superior	13	Maximum
Target+	11	Target+
Target	9	Target
Threshold+	8	Threshold+
Threshold	7	Threshold
Below Expectations	<7	None

22    DDR Corp.  ï  2016 Proxy Statement

Individual Performance Objectives Metric. At the beginning of 2015, qualitative individual performance objectives were set for all named executive officers. The Committee set qualitative individual performance objectives for Mr. Oakes, which carry a one-third weighting as indicated in the 2015 Metric Weightings table below. For Mr. Oakes, the individual performance objectives consisted of:

•	Strategic planning and execution	• Leadership
•	Board relations	• Management of human resources
•	Management of external constituencies	• Management of capital resources

At the end of 2015, the Board subjectively considered Mr. Oakes’s performance. The Board’s consideration yielded an assessment of “threshold+” for Mr. Oakes for annual performance-based incentive purposes (on a performance level scale of “below expectations,” “threshold,” “threshold+,” “target,” “target+” and “superior” achievement levels).

Mr. Oakes set the qualitative individual performance objectives for the other named executive officers at the beginning of 2015, and the Board evaluated their achievement of those performance objectives at the end of the year on the same scale ranging from “below expectations” to “superior” achievement levels. This evaluation took place as part of our year-end performance appraisal process. The individual performance objectives for the named executive officers were weighted as indicated in the 2015 Metric Weightings table below. The qualitative individual performance objectives set by Mr. Oakes for the other named executive officers consisted of the following:

Named Executive Officer	Individual Performance Objectives
Luke J. Petherbridge	Achieving specified transactional objectives that lead to improvement in the Company’s portfolio, balance sheet, financial covenants and debt maturity schedule, enhanced investor relations efforts, communications with rating agencies with the goal of further Company upgrades, and additional operational leadership responsibilities.
Paul W. Freddo	Achieving strong performance in same store net operating income and other property operating metrics, execution of the Company’s property redevelopment goals, and monetizing non-income producing land through development or sales.
Christa A. Vesy	Maintaining the Company’s transparency in financial reporting, continued reductions in tenant accounts receivable balances and other operational goals, implementation of automated system applications to improve efficiency, and an expanded leadership role for various organizational, accounting, and financial objectives.

Annual Performance-Based Incentive Compensation Metric Scoring and Weightings

The four metrics of Same Store EBITDA Growth, Relative TSR, Absolute TSR and individual performance goals are each measured on a scale which includes “below expectations,” “threshold,” “threshold+,” “target,” “target+” and “superior” achievement levels. Based upon the combined and weighted scoring of each of these metrics and subject to the discretionary authority of the Committee to implement the compensation program, annual performance-based incentive compensation is awarded at a level commensurate with overall performance. These incentive compensation metrics were linked to achievement of specific financial, strategic and operational

DDR Corp.   ï  2016 Proxy Statement    23

metrics, and those metrics were applied and weighted for the executives based upon their roles and employment agreement terms. The metrics and the applicable weightings for each executive were as follows:

	2015 Metric Weightings
Named Executive Officer	Same Store EBITDA Growth(%)	Relative TSR (%)	Absolute TSR (%)	Individual Performance Objectives (%)	Total (%)
David J. Oakes	33 1/3	23 1/3	10	33 1/3	100
Luke J. Petherbridge	33 1/3	23 1/3	10	33 1/3	100
Paul W. Freddo	33 1/3	23 1/3	10	33 1/3	100
Christa A. Vesy	33 1/3	23 1/3	10	33 1/3	100

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s Charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our Chief Executive Officer, who was Mr. Oakes during 2015. For the named executive officers other than Mr. Oakes during 2015, Mr. Oakes set the annual performance-based objectives and evaluated performance against such objectives. Mr. Oakes makes recommendations to the Committee based on those outcomes, which recommendations are reviewed and subject to revision and approval of the Committee.

Compensation Consultant

For 2015, the Committee retained Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley. Among other matters, Gressle & McGinley assisted the Committee in 2015 with:

•	Its 2015 year-end performance review of Mr. Oakes and the other named executive officers;
•	Verifying the calculation of the Same Store EBITDA Growth metric targets and related results for 2015;
•	Confirming the results of both our Relative TSR and Absolute TSR performance metrics for 2015;
•	Providing analysis of appropriate peer samples and market data to assist the Committee in determining Mr. Oakes’ 2016 base salary and other compensation arrangements;
•	Reviewing and verifying the equity awards under the 2013 VSEP;
•	Assisting in the design and development of the 2016 Value Sharing Equity Program (2016 VSEP); and
•

Providing best practice information to, and consulting with, the Company regarding potential risks, if any, that may have a material adverse impact on the Company as a result of the Company’s compensation policies and practices.

24    DDR Corp.  ï  2016 Proxy Statement

Principal Elements of the 2015 Compensation Program

The following table summarizes the key elements of our named executive officer compensation program for 2015:

Type	Element	Form	Objectives	Characteristics

Fixed	Base Salary	Cash	Competitive annual cash compensation to help retain executive talent	Competitive compensation based on comparative market analysis and contractual commitments

At Risk / Performance- Based Incentive	Annual Performance- Based Incentive Compensation	Cash, RSUs and Stock Options	Incentivizes executives to achieve individual and Company objectives and aligns executives’ compensation interests with shareholders’ investment interests	Payouts earned based on metrics of Same Store EBITDA Growth, Relative TSR, Absolute TSR and individual performance and subject to additional time-based vesting

	Long-Term Incentive Compensation	Restricted Shares

Motivates and rewards

executives for achieving

long-term share-price

appreciation and total

shareholder return, helps

retain executives, and aligns

executives’ compensation

interests with shareholders’

investment interests

Restricted shares earned
based on absolute increases
in adjusted market
capitalization and relative
performance over an
established initial base point;
shares are subject to
additional time-based vesting
over four years, and subject
to accelerated or continued
vesting in certain instances

Other	Retirement Benefits	Plan Contributions	Provides benefits that are competitive with industry practices	Standard tax-qualified defined contribution (401(k)) plan that provides a tax efficient vehicle to accumulate retirement savings, subject to limits on compensation under the Internal Revenue Code

Nonqualified cash and equity deferred compensation plans that permit contributions in excess of Internal Revenue Code limits for qualified plans

	Health and Other Welfare Benefits	Benefit Coverage	Provides benefits that are competitive with industry practices	Broad-based employee benefits program, including health, life, disability and other insurance, and customary fringe benefits providing for basic health and welfare needs

	Perquisites	Expense Reimbursement	Encourages executives to build community and business relationships, and helps attract and retain executives	Country club expense reimbursement provided to a limited number of executives

DDR Corp.   ï  2016 Proxy Statement    25

Analysis of 2015 Performance

We believe our operating strategy will generate long-term shareholder value, and during 2015 we continued to make great strides in the successful execution of our prime business strategy. The following discussion highlights our 2015 accomplishments and the ways in which we are achieving our long-term strategic objectives.

Operating a Prime Portfolio

During 2015, we completed approximately $1.6 billion of capital transactions and made the following progress with regard to increasing our ownership and operation of prime properties and improving the overall quality of the portfolio to contribute to long-term value creation and earnings growth as well as reducing the Company’s risk profile:

•	Acquired 10 prime plus and prime shopping centers and outparcels valued at $326 million at DDR’s share (resulting in a cumulative 200 assets acquired since 2010);
•	Disposed of 66 non-prime assets and eight non-operating assets for $569 million at DDR’s share (resulting in a cumulative 359 assets sold since 2010);
•	Placed approximately $158 million of redevelopments into service at a yield of approximately 10%; and
•	Company portfolio is now comprised of 367 assets with 75% of the value concentrated in wholly-owned, prime plus and prime assets that are primarily located in the top 50 metropolitan statistical areas (MSAs) with strong tenant credit quality and attractive net operating income (NOI) growth profiles.

Maintaining a Prime Operating Platform

In 2015, we also achieved the following operational accomplishments and platform improvements:

•	Generated material OFFO growth as compared to 2014;
•	Leased approximately 10.9 million square feet of gross leasable area, which includes 8.1 million square feet of renewals;
•	Signed over 1,300 leases and renewals;
•	Maintained a portfolio leased rate at 96% on a prorata basis;
•	Achieved blended leasing spreads of 9.4% at DDR’s share;
•	Increased the annualized base rent per square foot by 4.1% relative to year-end 2014;
•	Reduced general & administrative expenses by over 10% in 2015 as compared to 2014; and
•	Dedicated significant resources to further leverage technology related to optimizing our property level capital spending as well as enhancing our tenant’s online experience with DDR.

26    DDR Corp.  ï  2016 Proxy Statement

Maintaining a Prime Balance Sheet

In 2015, we completed approximately $2.1 billion of financing activities to further strengthen our balance sheet, improve our credit metrics and reduce financial risk. Our accomplishments included the following:

•	Financed the acquisition of prime shopping centers with the proceeds generated from the disposition of non-prime assets;
•	Improved our pro rata debt-to-EBITDA ratio to 7.4x from 7.7x at year-end 2014;
•	Extended our debt duration to 4.8 years from 3.9 years at year-end 2014;
•	Maintained a balanced debt maturity profile;
•	Issued $900 million aggregate principal amount of senior unsecured notes;
•	Amended our $800 million unsecured revolving credit facilities and entered into a new $400 million unsecured term loan;
•	Unencumbered nine assets and increased the estimated value of our unencumbered asset pool to over $7 billion from approximately $6 billion at year-end 2014;
•	Preserved significant liquidity with substantial borrowing capacity available under the Company’s $800 million unsecured revolving credit facilities;
•	Maintained debt covenant metrics well above minimum requirements; and
•	Paid an annual cash dividend of $0.69 per common share, an increase of 11.3% from 2014 and the fifth consecutive year of dividend growth in excess of 10%.

2015 Compensation Earned

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. During 2015, each of the named executive officers was a party to an employment agreement with us that provided for a minimum base salary amount, which may be adjusted higher from time to time during the term of the contract upon approval of the Committee. These minimum base salaries were originally established based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. The base salaries for 2015 for the named executive officers were determined in accordance with these contractual obligations. Messrs. Oakes and Petherbridge were awarded a base salary increase in 2015 in recognition of their promotions to Chief Executive Officer and Chief Financial Officer, respectively. Mr. Freddo’s base salary remained unchanged from 2014. Ms. Vesy was awarded a base salary increase in recognition of her individual 2014 performance.

The following table summarizes our named executive officers’ annualized base salary rates for 2014 and 2015, and the year-over-year percentage change in their base salary rates:

Named Executive Officer	2014 Base Salary ($)	2015 Base Salary ($)	Change (%)
David J. Oakes	525,000	600,000	14.3
Luke J. Petherbridge	300,020	375,000	25.0
Paul W. Freddo	440,000	440,000	—
Christa A. Vesy	290,080	300,233	3.5

DDR Corp.   ï  2016 Proxy Statement    27

Annual Incentive Compensation Metric Achievement for 2015

The following table summarizes the achievement levels for each of the annual performance-based incentive compensation metrics and the overall performance level based on the weighted metrics for each of the named executive officers.

Named Executive Officer	Same Store EBITDA Growth(1)	Relative TSR	Absolute TSR	Individual Performance Objectives(2)	Overall Performance
David J. Oakes	Between Threshold+ and Target	Threshold	Below Threshold	Threshold+	Between Threshold and Threshold+
Luke J. Petherbridge	Between Threshold+ and Target	Threshold	Below Threshold	Maximum	Between Threshold+ and Target
Paul W. Freddo	Between Threshold+ and Target	Threshold	Below Threshold	Target	Between Threshold+ and Target
Christa A. Vesy	Between Threshold+ and Target	Threshold	Below Threshold	Maximum	Between Target and Target+

(1)	The Company achieved year-over-year growth of 2.08% in Same Store EBITDA for 2015.

(2)	The achievement level was based on the Board’s assessment of each named executive officer’s achievement of his or her qualitative individual performance objectives established for 2015.

Calculation of Annual Performance-Based Incentive Compensation

Based on the overall performance of the Company and the named executive officers as set forth above, payment of annual performance-based incentive compensation was delivered to the named executive officers in the form of cash and equity awards. For Messrs. Oakes, Petherbridge and Freddo, fifty percent of their annual performance-based incentive compensation was paid in cash (see “Cash Performance-Based Incentive Compensation” below) and fifty percent was paid in the form of equity awards (see “Equity Performance-Based Incentive Compensation” below). For Ms. Vesy, payment of annual performance-based incentive compensation was allocated between cash and equity awards based on the percentage incentive opportunities set forth in the tables in the following sections.

Cash Performance-Based Incentive Compensation

Below is a summary of the annual cash performance-based incentive compensation opportunities that were available to each named executive officer for 2015, which opportunities were established pursuant to each named executive officer’s employment agreement in effect for 2015. This table also sets forth the actual cash incentive amounts earned for 2015.

	Annual Cash Performance-Based Incentive Opportunity (% of Base Salary)			Annual Cash Performance-Based Incentive Opportunity ($)			Cash Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
David J. Oakes	100	150	200	600,000	900,000	1,200,000	676,400
Luke J. Petherbridge	50	100	150	187,500	375,000	562,500	347,750
Paul W. Freddo	50	100	150	220,000	440,000	660,000	334,694
Christa A. Vesy	20	40	80	60,047	120,093	240,186	131,382

28    DDR Corp.  ï  2016 Proxy Statement

Equity Performance-Based Incentive Compensation

Below is a summary of the annual equity performance-based incentive compensation opportunities that were available to each named executive officer for 2015, which opportunities were established pursuant to each named executive officer’s employment agreement in effect for 2015. The table below also summarizes the actual equity incentive compensation paid to each of the named executive officers:

	Annual Equity Performance-Based Award Incentive Opportunity (%)(1)			Annual Equity Performance-Based Award Incentive Opportunity ($)			Equity Award Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
David J. Oakes	100	150	200	600,000	900,000	1,200,000	676,410
Luke J. Petherbridge	50	100	150	187,500	375,000	562,500	347,816
Paul W. Freddo	50	100	150	220,000	440,000	660,000	334,743
Christa A. Vesy	12.5	25	50	45,035	105,082	270,210	118,065

(1)	This percentage is multiplied by the base salary for Messrs. Oakes, Petherbridge and Freddo and multiplied by the base salary and annual cash performance-based incentive compensation for Ms. Vesy.

For the annual equity performance-based incentive compensation, 80% of the value of this annual equity incentive compensation was paid in the form of RSUs and 20% of the value was paid in the form of stock options. The number of RSUs was calculated based on the value of our common shares as of the grant date. The first 20% of the RSU award was settled in the form of common shares which immediately vested at grant and the remainder of the RSU award vests in equal annual installments over the next four years. The number of stock options was calculated based upon the value of an option utilizing the Black-Scholes valuation model. The stock options are granted with an exercise price equal to the closing price of our common shares on the date of grant and vest in three equal annual installments beginning one year after the grant date.

The following table sets forth the actual number of RSUs and stock options granted to each of Messrs. Oakes, Petherbridge and Freddo and Ms. Vesy:

Form of Award(1)	Oakes	Petherbridge	Freddo	Vesy
Stock Options (#)	82,095	43,191	41,568	14,661
RSUs (#)	31,135	16,895	16,260	5,735

(1)	The equity performance-based incentive awards were granted to Mr. Oakes on March 3, 2016 and to the other named executive officers on February 23, 2016. The stock options have a strike price of $17.38 for Mr. Oakes and $16.47 for the other named executive officers.

We believe that time-based vesting RSUs generally provide significant retention incentives for our executive officers as they directly align the compensation interests of our executive officers with the investment interests of our shareholders. The holder of RSUs has no voting rights but has the right to receive dividend equivalents prior to the settlement of RSUs in common shares upon vesting. We also believe that time-based vesting stock options are a valuable motivating tool and provide a long-term incentive to the executive officers because these officers will realize gain on their stock options only if our shareholders also recognize gain on their holdings of our shares. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends. We have never repriced any stock options or issued options with “reload” provisions.

DDR Corp.   ï  2016 Proxy Statement    29

2013 Value Sharing Equity Program

On December 31, 2012, the Company adopted the 2013 VSEP and granted share-based awards to certain officers of the Company on January 1, 2013, which awards represented the opportunity to earn restricted stock payouts. The 2013 VSEP operated from January 1, 2013 until December 31, 2015. The 2013 VSEP and the restricted shares that could be earned under this program are subject to the terms of our 2012 Equity and Incentive Compensation Plan. If earned, the 2013 VSEP awards resulted in the granting of common shares of the Company to participants on measurement dates over the three-year term, subject generally to an additional service-based vesting schedule. As a result, in general, the total compensation available to participants under the 2013 VSEP was designed to be fully earned and vested only after seven years (the three-year performance period and the final four-year service-based vesting period).

The 2013 VSEP was designed to allow DDR to reward participants for superior financial performance and allow them to share in “Value Created” (as defined below), based upon (1) increases in DDR’s adjusted market capitalization over pre-established periods of time, and (2) increases in relative total shareholder return of DDR as compared to the performance of the FTSE NAREIT Equity REIT Index. Under the 2013 VSEP, participants could have earned two types of performance-based awards – an “absolute performance award” and a “relative performance award” – that, if earned, would be settled with DDR common shares and subject to additional service-based vesting requirements for a period of four years.

Absolute Performance Awards. Under the absolute performance awards, on five specified measurement dates (occurring on December 31, 2013 and every six months thereafter through December 31, 2015), DDR measured the Value Created during the period between the start of the 2013 VSEP and the applicable measurement date. Value Created was measured for each period for the absolute performance awards as the increase in DDR’s market capitalization (determined as the product of DDR’s five-day trailing average share price as of each measurement date (price-only appreciation, not total shareholder return) and the number of shares outstanding as of the measurement date), as adjusted for equity issuances and/or equity repurchases, between the start of the 2013 VSEP and the applicable measurement date. The share price used for purposes of determining Value Created for the absolute performance awards was capped based on an 8.0% compound annual growth rate for DDR shares from the start of the 2013 VSEP through the end of 2015 (Maximum Ending Share Price), which cap applied to each measurement period. The following chart shows the measurement dates and vesting period for absolute performance awards during the term of the 2013 VSEP:

(1)	Payouts, if earned, vest in 20% increments on the issuance date and each of the four anniversaries following the issuance date.

Each participant was assigned a “percentage share” of the Value Created for the absolute performance awards, but the total share of Value Created for all participants for the absolute performance awards was capped at $18.0 million (the aggregate percentage share for all participants for the absolute performance awards was 1.4133%). As a result, each participant’s total share of Value Created for the absolute performance awards was capped at an individual maximum limit. Assuming an award was earned, after the first measurement date, each participant

30    DDR Corp.  ï  2016 Proxy Statement

would have earned DDR common shares with an aggregate value equal to two-sixths of the participant’s percentage share of the Value Created for this award. After each of the next three measurement dates, each participant would have earned DDR common shares with an aggregate value equal to three-sixths, then four-sixths, and then five-sixths, respectively, of the participant’s percentage share of the Value Created for this award. After the final measurement date, each participant would have earned DDR common shares with an aggregate value equal to the participant’s full percentage share of the Value Created. In addition, for each measurement date, the number of DDR common shares earned by a participant was reduced by the number of DDR common shares previously earned by the participant for prior measurement periods. The percentage shares of the Value Created for the named executive officers for the absolute performance awards are as follows:

Named Executive Officer	Value Sharing Opportunity for Absolute Performance Awards (%)	Maximum Award ($)
David J. Oakes	0.1180	1,500,000
Luke J. Petherbridge	0.0442	562,500
Paul W. Freddo	0.0885	1,125,000
Christa A. Vesy	0.0442	562,500

Based upon the Company’s five-day trailing average stock price as of the fourth measurement date on June 30, 2015 and final measurement date on December 31, 2015, no absolute performance awards were earned in 2015.

Named Executive Officer	2015 Earned Restricted Shares (#)
David J. Oakes	0
Luke J. Petherbridge	0
Paul W. Freddo	0
Christa A. Vesy	0

Relative Performance Awards. Under the relative performance awards, on December 31, 2015, DDR compared its dividend-adjusted share price performance during the period between the start of the 2013 VSEP and December 31, 2015, to the performance of a comparable hypothetical investment in the FTSE NAREIT Equity REIT Index (in each case as adjusted for equity issuances and/or equity repurchases during the same period). No relative performance awards were to be earned by participants unless and until the absolute performance awards were already earned by DDR achieving its Maximum Ending Share Price, and thus achieving maximum performance for the absolute performance awards.

If DDR’s relative performance exceeded the performance of the FTSE NAREIT Equity REIT Index, then the relative performance awards were to be earned provided certain conditions were met. First, DDR’s five-day trailing average share price as of December 31, 2015, must have been equal to or exceeded the Maximum Ending Share Price. Second, the participant had to be employed with DDR on the measurement date to be eligible to earn the relative performance awards. Because DDR’s five-day trailing average share price as of December 31, 2015 did not equal or exceed the Maximum Ending Share Price, no relative performance awards were earned.

If such conditions had been satisfied, and if DDR’s relative performance exceeded the FTSE NAREIT Equity REIT Index performance (subject to a not-less-than-minimum level of FTSE NAREIT Equity REIT Index performance), then each participant would have earned DDR common shares based on the participant’s full “percentage share” of the Value Created for the relative performance awards, which percentage share had been assigned by DDR. The total share of Value Created for all participants for the relative performance awards was capped at $36.0 million (the aggregate percentage share for all participants for the relative performance awards was 1.9337%), and, as a result, each participant’s total share of Value Created for the relative performance awards was capped

DDR Corp.   ï  2016 Proxy Statement    31

at an individual maximum limit. In summary, the percentage shares of the Value Created and actual earned restricted shares for the named executive officers for the relative performance awards were as follows:

Named Executive Officer	Value Sharing Opportunity for Relative Performance Awards (%)	Maximum Award ($)	Earned Restricted Shares (#)
David J. Oakes	0.1614	3,000,000	0
Luke J. Petherbridge	0.0605	1,125,000	0
Paul W. Freddo	0.1210	2,250,000	0
Christa A. Vesy	0.0605	1,125,000	0

Vesting Period. Unless otherwise determined by the Committee, the DDR shares earned under the absolute performance awards and relative performance awards are generally subject to additional service-based restrictions and are expected to vest in 20% annual increments beginning on the date of issuance and continuing on each of the first four anniversaries of the date of issuance. The following chart shows the measurement date and vesting period for the relative performance awards that would have applied if such awards had been earned during the term of the 2013 VSEP:

2016 Value Sharing Equity Program

In February 2016, the Company adopted the 2016 Value Sharing Equity Program (2016 VSEP) that commenced on February 9, 2016 as our new performance-based, long-term equity incentive program. As described above, the predecessor 2013 VSEP ended on December 31, 2015. The 2016 VSEP (which will be described and analyzed in more detail in next year’s proxy statement) is similar in substance to the absolute performance awards component of the 2013 VSEP, but excludes the relative performance award component of the 2013 VSEP. The 2016 VSEP has a starting stock price of $17.41, which represents the price at which the last award had been earned under the 2013 VSEP. As a result, this means that no award is earned under the 2016 VSEP until the Company’s stock price exceeds $17.41, and the 2016 VSEP is also subject to a stock price cap of $25.35. The 2016 VSEP is expected to operate from February 9, 2016 through December 31, 2018.

Other Benefits and Information

Perquisites and Fringe Benefits. Pursuant to their employment agreements, the named executive officers received certain additional benefits during 2015. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

For 2015, Messrs. Oakes, Petherbridge and Freddo were entitled to the payment by us of their annual regular membership fees, assessments, and dues for a local country club, if they elected to join such a club. In addition, the employment agreements for each of our named executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we, during 2015, made semi-monthly matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed the sum of 3% of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

32    DDR Corp.  ï  2016 Proxy Statement

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, executive officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any executive who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the executive’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Oakes and Freddo elected to defer a portion of their 2015 total annual cash compensation pursuant to the Elective Deferred Compensation Plan. For information on the value of annual cash compensation deferred by the named executive officers in 2015, please refer to the 2015 Summary Compensation Table and the 2015 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, our executive officers, including the named executive officers, have the right to defer the receipt of restricted shares or RSUs earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made.

Employment Agreements. During 2015, the Company was a party to employment agreements with each of the named executive officers. More information concerning the terms of the employment agreements and the amounts payable pursuant to the employment agreements is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

Stock Ownership Guidelines

Under the stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the Chief Executive Officer, the multiple is five times his annual base salary and for all other named executive officers, the multiple is three times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied initially (1) by no later than the fifth anniversary of the first March 15th following the latest to occur of (A) the date such officer becomes a named executive officer, (B) the date such officer receives his or her first grant of common shares or common share equivalents, and (C) March 15, 2015 (we refer to the latest of these three dates as the Commencement Date), and then (2) on each anniversary of March 15th thereafter. To that end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each named executive officer is required to own 20% of the requisite value of common shares and common share equivalents on the first March 15th following the Commencement Date, and an additional 20% on the anniversary of such date until the fifth anniversary when such requirement must be satisfied. Unvested restricted shares, RSUs and shares deferred into our Equity Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. All of our named executive officers were in compliance with the stock ownership guidelines as of March 15, 2016.

DDR Corp.   ï  2016 Proxy Statement    33

Hedging and Pledging Policy

Our Board adopted a policy prohibiting our Directors and executive officers from (1) engaging in certain hedging transactions involving the Company’s stock, and (2) pledging Company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all named executive officers, Directors and Mr. August are in compliance with the Company’s policy.

Tax and Accounting Implications

We have made an election to qualify as a REIT under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, of a public company similar to us provided under Section 162(m) of the Internal Revenue Code was generally not material to the design and structure of our named executive officer compensation program for 2015.

Compensation-Related Risk Analysis

The senior management team, specifically through the Company’s internal management compensation committee, regularly reviews the risks related to our compensation policies and practices across the Company. This committee, chaired by Mr. Oakes during 2015, is regularly provided with information that enables the committee to review and discuss our policies and practices as they relate to Company-wide compensation programs and the identification of any risks that are likely to have a material adverse impact on the Company. The management compensation committee also reviews the specific performance measures relating to any of the Company’s annual performance-based incentive metrics and our long-term incentive programs to assess any potential risks. In the process of conducting this internal review, the management compensation committee also considers best practice information from our peer companies, as provided by our compensation and benefits department or, if necessary, by Gressle & McGinley.

The Executive Compensation Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting these reviews, including most recently in early 2016, both the Committee and management compensation committee have determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

34    DDR Corp.  ï  2016 Proxy Statement

6. Executive Compensation Tables and Related Disclosure

2015 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
David J. Oakes(6)	2015	591,875	—	1,159,568	219,850	676,400	47,714	2,695,407
Chief Executive Officer and President	2014	525,000	—	633,007	210,991	879,375	44,165	2,292,538
	2013	525,000	—	1,765,854	333,989	843,937	34,568	3,503,348
Luke J. Petherbridge(6)	2015	362,503	—	498,694	39,965	347,750	21,773	1,270,685
Chief Financial Officer and Treasurer	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
Paul W. Freddo	2015	440,000	—	387,800	129,251	334,694	33,211	1,324,956
Senior Executive Vice President of Leasing and Development	2014	440,000	—	365,503	121,828	517,000	32,282	1,476,613
	2013	440,000	—	1,031,928	153,012	487,300	29,903	2,142,143
Christa A. Vesy	2015	298,541	—	115,945	38,644	131,382	10,676	595,188
Executive Vice President and Chief Accounting Officer	2014	288,400	—	155,303	51,749	159,444	10,453	665,349
	2013	275,834	—	382,042	31,849	195,160	10,507	895,392

(1)	The amounts reported in columns (c) and (g) for 2015 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Oakes, Petherbridge and Freddo and Ms. Vesy for the year ended December 31, 2015 as follows: Mr. Oakes, $68,000; Mr. Petherbridge, $18,000, Mr. Freddo, $60,000; and Ms. Vesy, $18,000. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date and in a form specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2015 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column for 2015 include the grant date fair value of the respective annual performance-based equity incentive award granted in 2015 for the 2014 service period and for Messrs. Oakes and Petherbridge includes stock granted in accordance with their respective promotions in 2015. Annual performance-based stock incentive compensation awards related to performance in service year 2015 are granted in 2016 and not included in this column but are further described in “Compensation Discussion and Analysis” under the captions “Equity Performance-Based Incentive Compensation” and “Total Direct Compensation for 2015.” For information about the awards earned for 2015, see “Compensation Discussion and Analysis — 2015 Compensation Earned.”

(3)	The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of option awards granted during the reported years. Assumptions used in the calculation of these amounts for 2015 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column include the grant date fair value of the respective annual performance-based option incentive awards granted in 2015 for the 2014 service period. Annual performance-based option incentive compensation awards related to performance in service year 2015 are granted in 2016 and not included in this column but are further described in “Compensation Discussion and Analysis” under the captions “Equity Performance-Based Incentive Compensation” and “Total Direct Compensation for 2015.” For information about the awards earned for 2015, see “Compensation Discussion and Analysis — 2015 Compensation Earned.”

(4)	The amounts reported in column (g) for 2015 reflect cash amounts earned by such executives as annual cash performance-based incentive compensation for 2015. For more information about the awards reported in this column for 2015, see “Compensation Discussion and Analysis — 2015 Compensation Earned” above.

DDR Corp.   ï  2016 Proxy Statement    35

(5)	The amounts shown in column (h) for the named executive officers for 2015 include:

•	for Mr. Oakes, matching contributions to the deferred compensation plan and 401(k) plan of $34,000, disability insurance premiums and country club expenses;

•	for Mr. Petherbridge, matching contributions to the 401(k) plan, disability insurance premiums and country club expenses;

•	for Mr. Freddo, matching contributions to the deferred compensation plan and 401(k) plan of $28,710 and disability insurance premiums; and

•	for Ms. Vesy, matching contributions to the deferred compensation plan and 401(k) plan and disability insurance premiums.

None of the amounts reported for the named executive officers for 2015 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

(6)	The amounts shown for Mr. Oakes include compensation earned prior to his appointment as Chief Executive Officer on February 10, 2015, and for Mr. Petherbridge, includes compensation earned prior to his appointment as Chief Financial Officer on March 1, 2015.

2015 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
David J. Oakes	—	—	900,000	1,200,000	—	—	—	—	—	—	—
	2/10/2015	—	—	—	—	—	—	25,589	—	—	500,009
	2/22/2015	—	—	—	—	—	—	34,245	—	—	659,559
	2/22/2015	—	—	—	—	—	—	—	90,321	$19.26	219,850
Luke J. Petherbridge	—	—	375,000	562,500	—	—	—	—	—	—	—
	2/22/2015	—	—	—	—	—	—	6,225	—	—	119,894
	2/22/2015	—	—	—	—	—	—	—	16,419	$19.26	39,965
	3/1/2015	—	—	—	—	—	—	20,000	—	—	378,800
Paul W. Freddo	—	—	440,000	660,000	—	—	—	—	—	—	—
	2/22/2015	—	—	—	—	—	—	20,135	—	—	387,800
	2/22/2015	—	—	—	—	—	—	—	53,100	$19.26	129,251
Christa A. Vesy	—	—	120,093	240,186	—	—	—	—	—	—	—
	2/22/2015	—	—	—	—	—	—	6,020	—	—	115,945
	2/22/2015	—	—	—	—	—	—	—	15,876	$19.26	38,644

(1)	Amounts for the named executive officers reflect the annual cash performance-based incentive compensation opportunities established for 2015 under their employment agreements at the “Target” and “Maximum” levels. The “Threshold” column shows dashes because the ultimate value of the annual cash performance-based incentive payouts could be reduced to zero. The amounts actually earned by the named executive officers for 2015 are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2015 Summary Compensation Table above. See “Compensation Discussion and Analysis — 2015 Compensation Earned” and “— Cash Performance-Based Incentive Compensation” above for additional information about the annual cash performance-based incentive compensation awards.

(2)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of restricted shares issued in February 2015 related to the 2014 performance period. In addition, amounts for Messrs. Oakes and Petherbridge reflect awards granted in connection with their respective promotions in 2015. For information about the awards earned or granted for 2015, see “Compensation Discussion and Analysis — 2015 Compensation Earned” above.

(3)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of stock options issued in February 2015 related to the 2014 performance period. For information about the awards earned for 2015, see “Compensation Discussion and Analysis — 2015 Compensation Earned” above.

(4)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

36    DDR Corp.  ï  2016 Proxy Statement

Outstanding Equity Awards at 2015 Fiscal Year-End Table(1)

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David J. Oakes	4/16/2007	100,000	—	—	64.60	4/16/2017	—	—	—	—
	2/21/2008	45,438	—	—	37.69	2/21/2018	—	—	—	—
	1/12/2009	120,645	—	—	6.02	1/12/2019	—	—	—	—
	2/22/2010	21,300	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	22,566	—	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	24,723	—	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	21,330	10,665	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	14,020	28,039	—	16.61	2/22/2024	—	—	—	—
	2/22/2015	—	90,321	—	19.26	2/22/2025	—	—	—	—
	—	—	—	—	—	—	86,989	1,464,895	—	—
Luke J. Petherbridge	4/1/2012	4,000	—	—	14.60	4/1/2022	—	—	—	—
	2/22/2013	3,260	1,630	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	6,877	13,754	—	16.61	2/22/2024	—	—	—	—
	2/22/2015	—	16,419	—	19.26	2/22/2025	—	—	—	—
	—	—	—	—	—	—	46,592	784,609	—	—
Paul W. Freddo	10/1/2008	25,000	—	—	30.80	10/1/2018	—	—	—	—
	2/22/2010	14,529	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	20,718	—	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	30,045	—	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	19,544	9,772	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	16,190	32,380	—	16.61	2/22/2024	—	—	—	—
	2/22/2015	—	53,100	—	19.26	2/22/2025	—	—	—	—
	—	—	—	—	—	—	85,376	1,437,732	—	—
Christa A. Vesy	1/3/2007	15,000	—	—	63.25	1/3/2017	—	—	—	—
	2/21/2008	3,336	—	—	37.69	2/21/2018	—	—	—	—
	2/22/2010	4,941	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	3,045	—	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	4,482	—	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	4,068	2,034	—	16.92	2/22/2023	—	—	—	—
	2/22/2014	6,877	13,754	—	16.61	2/22/2024	—	—	—	—
	2/22/2015	—	15,876	—	19.26	2/22/2025	—	—	—	—
	—	—	—	—	—	—	29,080	489,707	—	—

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2015 Fiscal Year-End Table is provided as of December 31, 2015.

(2)	Unexercisable stock options vest in three equal annual installments beginning one year after the grant date.

(3)	The figures in this column with respect to the following named executive officers reflect restricted shares that will vest as follows:

Mr. Oakes (#)	Mr. Petherbridge (#)	Mr. Freddo (#)	Ms. Vesy (#)	Vesting Dates
4,759	—	4,759	1,464	January 31, 2016
5,466	—	6,643	991	February 22, 2016
—	3,000	—	—	April 1, 2016
3,926	—	7,852	2,416	July 31, 2016
3,787	—	7,575	2,331	December 31, 2016
11,844	1,810	10,852	2,260	February 22, 2016 and 2017
11,433	11,610	13,203	5,610	February 22, 2016, 2017 and 2018
6,132	4,599	9,198	4,599	June 30, 2016, 2017 and 2018
12,246	4,593	9,186	4,593	December 31, 2016, 2017 and 2018
27,396	4,980	16,108	4,816	February 22, 2016, 2017, 2018 and 2019
—	16,000	—	—	March 1, 2016, 2017, 2018 and 2019
86,989	46,592	85,376	29,080	Total

(4)	These amounts were calculated based upon the closing price of our common shares on December 31, 2015.

DDR Corp.   ï  2016 Proxy Statement    37

2015 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David J. Oakes	—	—	90,583	1,679,304
Luke J. Petherbridge	—	—	16,084	297,047
Paul W. Freddo	—	—	66,678	1,200,938
Christa A. Vesy	—	—	19,770	351,480

(1)	Amounts reflect the number of shares acquired on vesting and valued at the closing price of our common shares on the date of vesting.

2015 Nonqualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Elective Deferred Compensation Plan:
David J. Oakes	50,000	26,313	376	—	407,954
Luke J. Petherbridge	—	—	—	—	—
Paul W. Freddo	36,000	20,760	3,003	(67,447)	359,017
Christa A. Vesy	—	—	—	—	—
Equity Deferred Compensation Plan:
David J. Oakes	491,347	—	(559,323)	—	5,926,821
Luke J. Petherbridge	—	—	—	—	—
Paul W. Freddo	—	—	—	—	—
Christa A. Vesy	—	—	—	—	—

(1)	Our nonqualified deferred compensation plans, which consist of the Elective Deferred Compensation Plan and the Equity Deferred Compensation Plan, are described more fully in “Compensation Discussion and Analysis” under the caption “Other Benefits and Information” above.

(2)	The amounts reported for our named executive officers in this column for the Elective Deferred Compensation Plan are reported under the “Salary” column of the 2015 Summary Compensation Table above. Amounts reported for the Equity Deferred Compensation Plan are derived from equity awards for which grant date fair values were previously disclosed in our Summary Compensation Tables included in prior years’ proxy statements.

(3)	The amounts reported for our named executive officers in this column are fully reported for each named executive officer in the “All Other Compensation” column (column (h)) of the 2015 Summary Compensation Table above.

(4)	None of the amounts reported for our named executive officers in this column are reported in the 2015 Summary Compensation Table.

(5)	The amounts reported for our named executive officers in this column have been previously reported as deferred compensation in Summary Compensation Tables included in this and prior years’ proxy statements.

38    DDR Corp.  ï  2016 Proxy Statement

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans that will require us to provide certain compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2015, the following tables describe the potential payments upon such termination or change in control for each named executive officer under his/her employment agreement in effect on December 31, 2015. The terms and conditions of the named executive officers’ employment agreements entered into following December 31, 2015, if any, will govern any potential payments for actual terminations or a change in control occurring after December 31, 2015.

David J. Oakes

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	2,400,000	0	4,800,000	2,400,000	2,400,000
Long-Term Incentives:
Unvested Restricted Shares(2)	0	0	0	945,381	945,381	945,381
Unvested VSEP Awards(3)	0	519,514	0	519,514	519,514	519,514
Unvested Stock Options(4)	0	0	0	6,449	6,449	6,449
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	3,856,630	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	23,077	23,077	0	23,077	23,077	23,077
Total:	23,077	2,977,591	0	6,339,421	7,771,051	4,314,421

(1)	Reported amounts calculated pursuant to the terms of Mr. Oakes’ Employment Agreement and consist of one times Mr. Oakes’ base salary on December 31, 2015 plus an amount equal in value to an annual bonus at the “target” level for 2015 (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Oakes’ base salary on December 31, 2015 plus two times an amount equal in value to Mr. Oakes’ “target” annual bonus for 2015), payable in a lump sum. Assumes any accrued base salary and bonus have been paid to Mr. Oakes.

(2)	Reported amounts consist of Mr. Oakes’ 56,139 unvested annual equity award shares valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Oakes’ 30,850 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Oakes’ 129,025 stock options with option exercise prices from $16.61 to $19.26 and the spread calculated based on our closing stock price on December 31, 2015 of $16.84 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Mr. Oakes’ age and total payments over the benefit term assuming that the disability occurs on December 31, 2015, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

DDR Corp.   ï  2016 Proxy Statement    39

Luke J. Petherbridge

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	1,125,000	0	2,250,000	1,125,000	1,125,000
Long-Term Incentives:
Unvested Restricted Shares(2)	0	0	0	629,816	629,816	629,816
Unvested VSEP Awards(3)	0	154,793	0	154,793	154,793	154,793
Unvested Stock Options(4)	0	0	0	3,163	3,163	3,163
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	4,027,066	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	14,423	14,423	0	14,423	14,423	14,423
Total:	14,423	1,329,216	0	3,097,195	5,974,261	2,347,195

(1)	Reported amounts calculated pursuant to the terms of Mr. Petherbridge’s Employment Agreement and consist of one times Mr. Petherbridge’s base salary on December 31, 2015 plus an amount equal in value to an annual bonus at the “target” level for 2015 (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Petherbridge’s base salary on December 31, 2015 plus an amount equal in value to two times Mr. Petherbridge’s “target” annual bonus for 2015), payable in a lump sum. Assumes any accrued base salary and bonus have been paid to Mr. Petherbridge.

(2)	Reported amounts consist of Mr. Petherbridge’s 3,000 unvested hire date shares, plus 16,000 unvested promotion grant shares, plus 18,400 unvested annual equity award shares valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Petherbridge’s 9,192 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Petherbridge’s 31,803 stock options with option exercise prices from $16.61 to $19.26 and the spread calculated based on our closing stock price on December 31, 2015 of $16.84 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Mr. Petherbridge’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2015, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

40    DDR Corp.  ï  2016 Proxy Statement

Paul W. Freddo

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	1,320,000	0	2,640,000	1,320,000	1,320,000
Long-Term Incentives:
Unvested Restricted Shares(2)	0	0	0	788,213	788,213	788,213
Unvested VSEP Awards(3)	0	649,519	0	649,519	649,519	649,519
Unvested Stock Options(4)	0	0	0	7,447	7,447	7,447
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	1,155,085	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	16,923	16,923	0	16,923	16,923	16,923
Total:	16,923	2,021,442	0	4,147,102	3,957,187	3,202,102

(1)	Reported amounts calculated pursuant to the terms of Mr. Freddo’s Employment Agreement and consist of one times Mr. Freddo’s base salary on December 31, 2015 plus an amount equal in value to an annual bonus for 2015 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Freddo’s base salary on December 31, 2015 plus an amount equal in value to two times Mr. Freddo’s “target” annual bonus for 2015), payable in a lump sum. Assumes any accrued base salary and bonus have been paid to Mr. Freddo.

(2)	Reported amounts consist of Mr. Freddo’s 46,806 unvested annual equity award shares valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Freddo’s 38,570 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Freddo’s 95,252 stock options with option exercise prices from $16.61 to $19.26 and the spread calculated based on our closing stock price on December 31, 2015 of $16.84 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Mr. Freddo’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2015, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

DDR Corp.   ï  2016 Proxy Statement    41

Christa A. Vesy

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	420,326	0	840,652	420,326	420,326
Long-Term Incentives:
Unvested Restricted Shares(2)	0	0	0	230,321	230,321	230,321
Unvested VSEP Awards(3)	0	259,386	0	259,386	259,386	259,286
Unvested Stock Options(4)	0	0	0	3,163	3,163	3,163
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	3,081,392	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	11,547	11,547	0	11,547	11,547	11,547
Total:	11,547	726,259	0	1,390,069	4,026,135	1,344,643

(1)	Reported amounts calculated pursuant to the terms of Ms. Vesy’s Employment Agreement and consist of one times Ms. Vesy’s base salary on December 31, 2015 plus an amount equal in value to an annual bonus for 2015 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Ms. Vesy’s base salary on December 31, 2015 plus an amount equal in value to two times Ms. Vesy’s “target” annual bonus for 2015), payable in a lump sum. Assumes any accrued base salary and bonus have been paid to Ms. Vesy.

(2)	Reported amounts consist of Ms. Vesy’s 13,677 unvested annual equity award shares valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Ms. Vesy’s 15,403 unvested restricted shares under the VSEP valued at our closing stock price on December 31, 2015 of $16.84 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Ms. Vesy’s 31,664 stock options with option exercise prices from $16.61 to $19.26 and the spread calculated based on our closing stock price on December 31, 2015 of $16.84 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (a) Ms. Vesy’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2015, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

42    DDR Corp.  ï  2016 Proxy Statement

Employment Agreements

Employment Agreements in Effect During 2015 with the Named Executive Officers

During 2015, we were a party to employment agreements with Messrs. Oakes, Petherbridge and Freddo and Ms. Vesy as described below.

•

Term. The employment agreements for Messrs. Oakes and Freddo had terms expiring on December 31, 2015. On February 10, 2015, Mr. Oakes and the Company entered into an amendment to his employment agreement in connection with his promotion to Chief Executive Officer. Mr. Petherbridge’s prior employment agreement expired on February 28, 2015; and on March 1, 2015, the Company and Mr. Petherbridge entered into a new employment agreement in connection with his promotion to Chief Financial Officer for a term ending December 31, 2015. Ms. Vesy’s employment agreement had a term ending on February 28, 2015; and on February 27, 2015, the term was extended through December 31, 2015.

•

Base Salary and Benefits. The employment agreements with Messrs. Oakes, Petherbridge and Freddo and Ms. Vesy provided for minimum base salaries as disclosed in the “Compensation Discussion and Analysis” section. Effective as of February 10, 2015, Mr. Oakes’ annual base salary was increased to $600,000 in connection with his promotion. Effective as of March 1, 2015, Mr. Petherbridge’s base salary was established under his employment agreement as $375,000 in connection with his promotion. In addition, the employment agreements with Messrs. Oakes, Petherbridge and Freddo and Ms. Vesy provided for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits. Messrs. Oakes, Petherbridge and Freddo also were provided reimbursement by us for regular membership fees, assessments, and dues for a local country club.

•

Annual Performance-Based Incentive Compensation. Pursuant to their employment agreements, each of Messrs. Oakes, Petherbridge and Freddo, and Ms. Vesy was entitled to annual performance-based incentive compensation equal to a percentage of his/her base salary. See “Compensation Discussion and Analysis — 2015 Compensation Program Design” and “— 2015 Compensation Earned” for a discussion of the methods used to calculate the annual performance-based incentive compensation and each named executive officer’s annual performance-based incentive compensation award opportunity.

•

Termination. The employment agreements could have been terminated under a variety of circumstances, including the named executive officer’s death. Our Board had the right to terminate an employment agreement for “cause” if the named executive officer had engaged in certain specified conduct or if he/she was disabled for a specified period of time, or at any other time without cause by giving him/her at least 90 days’ prior written notice. Each named executive officer also had the right to terminate his/her employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•	Benefits Upon a Termination. The named executive officers were entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances.

–

If a named executive officer was terminated without cause or terminated his/her employment for good reason during the term (and the termination was not in connection with a change in control (as defined in the employment agreement)), such named executive officer was entitled to receive (1) accrued but unpaid base salary as of the termination date and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual bonus at the “target” level for the year in which the termination date occurs; (3) one year of continued health, dental and vision coverage under COBRA; and (4) payment by us for one year of outplacement services.

DDR Corp.   ï  2016 Proxy Statement    43

–

The named executive officers, upon a termination by reason of disability, or their representatives, upon a termination by reason of death, were entitled to receive: (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual bonus at the “target” level for the year in which the termination date occurs; and (3) one year of continued health, dental and vision coverage.

–

Under the employment agreements, certain payments and benefits were payable by us to a named executive officer if a “Triggering Event” occurred during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions.”

•	Other Terms.

–

The February 10, 2015 amendment to Mr. Oakes’ employment agreement provided for a one time grant of 25,589 restricted shares in connection with Mr. Oakes’ promotion to Chief Executive Officer, and Mr. Petherbridge’s March 1, 2015 employment agreement provided for a one time grant of 20,000 restricted shares in connection with Mr. Petherbridge’s promotion to Chief Financial Officer. These grants are discussed further above in the “Compensation Discussion and Analysis” under the caption “Total Direct Compensation for 2015.”

–

The employment agreements also contained confidentiality covenants regarding our proprietary information that ran for the duration of the term plus two years, a non-solicitation covenant that ran for the duration of the term plus one year, a non-competition covenant that ran for the duration of the term plus one year, and other provisions generally designed to ensure compliance with Section 409A of the Internal Revenue Code.

Change in Control Provisions

The employment agreements in effect during 2015 for the named executive officers included provisions regarding the payments and benefits to which he/she would be entitled in certain circumstances in the event of a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements was appropriate because such agreements helped insure a continuity of management during a potential change in control and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forego other opportunities at the time of the change in control. Payments are only triggered if both a change in control occurs and the executive officer is terminated or effectively terminated, or if actions are taken that materially and adversely impact the executive officer’s position with us or his/her compensation. This is referred to as a “double–trigger” change in control provision. For information concerning the amounts payable upon a change in control measured as of December 31, 2015, see the following discussion and the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above.

Under the employment agreements in effect during 2015 for the named executive officers, benefits would be payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the employment agreements). Payments for all named executive officers are only triggered if both (1) a change in control occurs, and (2) the officer is terminated or effectively terminated, or certain actions are taken that materially and adversely impacted the officer’s position with us or his/her compensation. A “Triggering Event” has occurred if within two years after a change in control:

•

we terminate the employment of the named executive officer, other than in the case of a termination for “Cause” (as defined in the applicable employment agreement), a termination following disability, or a termination based on death;

•

we reduce the named executive officer’s title, responsibilities, power or authority in comparison with his/her title, responsibilities, power or authority at the time of the change in control, and the officer then terminates his/her employment with us;

44    DDR Corp.  ï  2016 Proxy Statement

•

we assign the named executive officer duties that were inconsistent with the duties assigned to the named executive officer on the date on which the change in control occurred and which duties we persisted in assigning to the named executive officer despite the prior written objection of that officer, and the officer then terminated his/her employment with us;

•

we (1) reduce the named executive officer’s base salary, annual performance-based cash bonus percentages of salary, certain health and welfare benefits (including any such benefits provided to the named executive officer’s family), pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) exclude him or her from any plan, program or arrangement in which our other executive officers are included, (3) establish criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) fail to pay the named executive officer any annual performance bonus compensation to which the named executive officer is entitled through the achievement of the criteria and factors established for the payment of such bonus, and the officer then terminates his/her employment with us; or

•

we require the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio, and the officer then terminates his/her employment with us.

A “Change in Control” generally occurs if:

•	there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company;

•

any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or

•

during any two-year period, we experience a turnover of a majority of the directors on our Board (subject to certain exceptions for replacement directors approved by at least two-thirds of the directors serving at the beginning of such period, but specifically excluding certain replacement directors elected in connection with an election or proxy contest).

Upon the occurrence of a Triggering Event under the 2015 employment agreements, we would have been required to pay a named executive officer an amount equal to (1) any accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to two times annual base salary as of the termination date plus two times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) 18 months of continued health, dental and vision coverage; and (4) one year of outplacement services. Additionally, under such circumstances, subject to the terms of applicable equity plans, certain unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the Company’s VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards. Under these circumstances, we will also be deemed to have waived any requirement for a general release of claims against us.

DDR Corp.   ï  2016 Proxy Statement    45

7. Proposal Three: Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2015 and is expected to be retained to do so in 2016. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“For” Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2015 and 2014.

Type of Fees	2015 ($)	2014 ($)
Audit fees(1)	2,355,473	2,291,053
Audit-related fees(2)	515,820	488,220
Tax fees(3)	287,722	343,188
All other fees(4)	1,944	1,944
Total:	3,160,959	3,124,405

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the fees for the registration statement-related services were $156,095 and $39,804 for 2015 and 2014, respectively.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The tax compliance services for 2015 and 2014 were $243,962 and $243,724, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services. The fees billed in 2015 and 2014 primarily related to software licensing for accounting and professional standards.

46    DDR Corp.  ï  2016 Proxy Statement

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of audit and permissible non-audit services pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees” and “All other fees” described above, were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by our Board, the Audit Committee assists our Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2015, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee

Scott D. Roulston, Chair

James C. Boland

Robert H. Gidel

DDR Corp.   ï  2016 Proxy Statement    47

8. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer, and Chief Internal Auditor, who we collectively refer to as our senior financial officers. Among other matters, this code requires our senior financial officers:

•	To act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;
•

To endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

To endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	To not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;
•	To not use for personal advantage confidential information acquired in the course of their employment;
•	To proactively promote ethical behavior among peers and subordinates in the workplace; and
•	To promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. This code is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with current and potential tenants, fellow employees, competitors, vendors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have or may have contact. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

48    DDR Corp.  ï  2016 Proxy Statement

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, Eric C. Cotton, our Audit Committee Chair, Scott D. Roulston, or to Global Compliance Services, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair to determine if the report can be sustained or has merit. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.ddr.com, under “Governance” in the “Investors” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to the Executive Vice President and General Counsel. The policy applies to our Directors, nominees for Directors, officers, and employees; subsidiaries and joint venture partners; significant shareholders (generally holding as a beneficial owner 5% or more of our voting securities) of us or of our subsidiaries or joint venture partners; family members (such as spouse, parent, stepparent, children, stepchildren, sibling, mother or father-in-law, son or daughter-in-law or sister or brother-in-law of such person or anyone residing in such person’s home) and close friends of Directors, nominees for Directors, officers, employees or significant shareholders; entities in which a Director, nominee for Director, officer or employee (or a family member or close friend of such person) has a significant interest or holds an employment, management or board position; provided, however, ownership of less than 1% of a publicly-traded entity will not be deemed a significant interest; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or any other party who directly or indirectly controls, is controlled by or under common control with us (or its subsidiaries) (“control” means the power to direct or cause the direction of the management and policies of an entity through ownership, contract or otherwise). The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by the Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related-party transaction. If the committee determines that the proposed transaction would be a related-party transaction, it will make a recommendation to our Board. All related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed annually with the Audit Committee.

DDR Corp.   ï  2016 Proxy Statement    49

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 7, 2016, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

More Than 5% Owners	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)
Cohen & Steers, Inc.	64,347,353(1)	17.6
The Otto Family	57,425,241(2)	15.7
The Vanguard Group, Inc.	43,681,552(3)	12.0
FMR LLC	25,716,332(4)	7.0
Daiwa Asset Management Co. Ltd	24,049,134(5)	6.6
Vanguard Specialized Funds	22,173,442(6)	6.1

(1)	According to a report on Schedule 13G/A filed with the SEC on February 16, 2016 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 64,347,353 common shares and has sole voting power over 35,790,223 common shares. According to the report, each of Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited is the beneficial owner of, and has sole dispositive power over, 63,466,666 and 880,687 common shares, respectively, and sole voting power over 35,298,353 and 491,870 common shares, respectively. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(2)	According to a Form 4 filed with the SEC on June 24, 2015 and Schedule 13D/A filed with the SEC on May 13, 2015 by Alexander Otto and Katharina Otto-Bernstein, each of Alexander Otto and Katharina Otto-Bernstein was the beneficial owner of, and had sole voting and sole dispositive power over, 41,669,736 and 15,755,505 common shares, respectively. The address for these reporting persons is c/o Dennis O. Garris, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(3)	According to a report on Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 43,681,552 common shares and has sole voting power over 672,893 common shares, shared voting power over 246,764 common shares, sole dispositive power over 43,211,693 common shares and shared dispositive power over 469,859 common shares. According to the report, Vanguard Fiduciary Trust Company is the beneficial owner of, and directs the voting over, 200,014 common shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd. is the beneficial owner of, and directs the voting over, 742,724 common shares as a result of it serving as investment manager of Australian investment offerings. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)	According to a report on Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC and Abigail P. Johnson, FMR LLC is the beneficial owner of, and has sole dispositive power over, 25,716,332 common shares and has sole voting power over 17,221,465 common shares. According to the report, Abigail P. Johnson is the beneficial owner of, and each has sole dispositive power over, 25,716,332 common shares. According to the report, members of Ms. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(5)	According to a report on Schedule 13G filed with the SEC on January 27, 2016 by Daiwa Asset Management Co. Ltd., Daiwa Asset Management Co. Ltd., is the beneficial owner of 24,049,134 common shares and has sole voting power over 24,049,134 common shares, sole dispositive power over 11,458 common shares and shared voting power over 24,037,676 common shares. The address for this reporting person is GranTokyo North Tower 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753.

(6)	According to a report on Schedule 13G/A filed with the SEC on February 9, 2016 by Vanguard Specialized Funds. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

50    DDR Corp.  ï  2016 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis.

Shareholder Proposals for 2017 Annual Meeting

Any shareholder proposals intended to be presented at our 2017 Annual Meeting of Shareholders must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 1, 2016, for inclusion in our Proxy Statement and form of proxy relating to the 2017 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our Proxy Statement for our 2017 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 14, 2017. Even if proper notice is received on or prior to February 14, 2017, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Matthew Lougee, Senior Vice President of Finance, at (216) 755-5500, or by writing to DDR Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o David E. Weiss, Secretary, DDR Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

DDR Corp.   ï  2016 Proxy Statement    51

9. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Proxy Card because our Board is soliciting your proxy to vote at our 2016 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at our corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 10, 2016, at 9:00 a.m., local time. For information regarding directions to attend the Annual Meeting and vote in person, please contact Matthew Lougee, Senior Vice President of Finance, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet, or by completing and mailing the accompanying Proxy Card. Shareholders who owned our common shares at the close of business on March 15, 2016, the record date for the Annual Meeting, are entitled to vote. On the record date, there were approximately 365,305,587 common shares outstanding. Our 2015 Annual Report, which includes our financial statements, also accompanies this Proxy Statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of our common shares that you owned on the record date. The accompanying Proxy Card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary, or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this Proxy Statement as possible.

52    DDR Corp.  ï  2016 Proxy Statement

How do I vote by proxy?

Shareholders may vote either by completing, properly signing and returning the accompanying Proxy Card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	FOR the election of Terrance R. Ahern, Thomas F. August, Thomas Finne, Robert H. Gidel, Victor B. MacFarlane, David J. Oakes, Alexander Otto, Scott D. Roulston, and Barry A. Sholem, as Directors;
•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and
•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record (i.e., shareholders with shares held in an account with our transfer agent) may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/ddr. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by 11:59 p.m., Eastern Time, on May 9, 2016.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the Proxy Card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 9, 2016.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. As of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to us at our principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to us a duly executed Proxy Card bearing a later date, or by giving notice to us in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Can I receive this Proxy Statement by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing these materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

DDR Corp.   ï  2016 Proxy Statement    53

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “FOR” a Director nominee must exceed the number of votes cast “AGAINST” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Executive Compensation Committee of the Board will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerages and do not instruct their bank or broker how to vote, the bank or brokerage will not vote such shares for Proposals One or Two, resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: March 31, 2016

54    DDR Corp.  ï  2016 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time on May 9, 2016.

Vote by Internet • Go to www.investorvote.com/ddr • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Terrance R. Ahern	☐	☐	☐	02 - Thomas F. August	☐	☐	☐	03 - Thomas Finne	☐	☐	☐
	04 - Robert H. Gidel	☐	☐	☐	05 - Victor B. MacFarlane	☐	☐	☐	06 - David J. Oakes	☐	☐	☐
	07 - Alexander Otto	☐	☐	☐	08 - Scott D. Roulston	☐	☐	☐	09 - Barry A. Sholem	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 10, 2016.

The DDR Corp. 2016 Proxy Statement and the 2015 Annual Report to Shareholders are available at: www.proxydocs.com/ddr

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DDR CORP.

Annual Meeting of Shareholders – May 10, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Luke J. Petherbridge, David E. Weiss and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the DDR Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 10, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” ITEMS 2 AND 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and C and, if applicable, B on the reverse side of this card.